UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 15, 2015 (January 9, 2015)

AMERICAN REALTY CAPITAL PROPERTIES, INC.
ARC PROPERTIES OPERATING PARTNERSHIP, L.P.
(Exact name of Registrant as specified in its charter)

Maryland	001-35263	45-2482685
Delaware	333-197780	45-1255683
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 Park Avenue, 15th Floor
New York, New York 10022
(Address of principal executive offices, including zip code)

(212) 413-9100
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)
________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(c) On January 9, 2015, American Realty Capital Properties, Inc. (the “Company”) entered into an employment agreement with the Company’s new Chief Financial Officer; on January 12, 2015, the Company’s Board of Directors (the “Board”) established compensation arrangements for the Company’s Interim Chief Executive Officer; and on January 13, 2015, the Company entered into an amended employment letter with the Company’s new Chief Accounting Officer.
Chief Financial Officer
On January 9, 2015, in connection with Michael Sodo’s appointment as the Company’s Chief Financial Officer as previously announced on October 29, 2014, Mr. Sodo entered into an Employment Agreement with the Company (the “Employment Agreement”).
Under his Employment Agreement, Mr. Sodo will have the titles of Executive Vice President, Chief Financial Officer and Treasurer of the Company, and, unless otherwise determined by the Audit Committee of the Board (the “Audit Committee”), will report directly to the Chief Executive Officer of the Company and the Audit Committee. The Employment Agreement provides for an initial term of three years from October 29, 2014 (the “Commencement Date”) with automatic one-year renewal periods, unless either party notifies the other party of non-renewal with at least sixty (60) days’ prior written notice, or Mr. Sodo’s employment is terminated earlier pursuant to the Employment Agreement.
Effective as of the Commencement Date, the Employment Agreement provides Mr. Sodo with an annual base salary of $450,000 (to be in effect through December 31, 2015). For years commencing after December 31, 2015, the Company will review Mr. Sodo’s base salary at least once a year for a potential increase in base salary. Mr. Sodo will be paid a promotion cash bonus of $275,000 on each of May 31, 2015 and May 31, 2016 (the “Promotion Cash Grant”), subject to his continued employment with the Company on each such date. Within three (3) business days after the Company becomes current in its filings with the U.S. Securities and Exchange Commission (the “SEC”) and has an effective Form S-8 available for such grant, Mr. Sodo will be granted, under the terms of the Company’s Equity Plan, a number of restricted shares or units of the common stock of the Company equal in value on the date of grant to $650,000 (the “Promotion Share Grant”). Subject to the terms of the Employment Agreement and the restricted share award agreement to be entered into between Mr. Sodo and the Company pursuant to the Company’s Equity Plan, (i) 50% of the Promotion Share Grant will vest in equal installments on each of the first, second and third anniversaries of the Commencement Date solely based on Mr. Sodo’s continuous employment on each such date, and (ii) 50% of the Promotion Share Grant will vest in equal installments on each of the first, second and third anniversaries of the Commencement Date, subject to Mr. Sodo’s continued employment with the Company on each such date and the Company’s common stock achieving a closing trading price of at least $10.00 per share for any 20 consecutive days prior to December 31, 2017.
Pursuant to the Employment Agreement, Mr. Sodo is eligible to receive an annual cash bonus and an annual grant of equity awards, in each case, subject to the sole discretion of the Compensation Committee of the Board. Mr. Sodo will also be eligible for and entitled to participate in any Company sponsored employee benefit plans maintained for the Company’s employees. The Company will provide Mr. Sodo with indemnification rights and directors and officers insurance coverage in accordance with the terms of the Indemnification Agreement entered into between Mr. Sodo and the Company, dated November 26, 2014 (the “Indemnification Agreement”), and otherwise to the maximum extent permitted by Maryland law.
If Mr. Sodo’s employment with the Company should terminate during the term of the Employment Agreement due to his death or at the election of the Company due to Disability (as defined in the Employment Agreement), then the Company will provide Mr. Sodo with the Accrued Benefits (comprised of (i) any earned and accrued but unpaid installment of base salary through the termination date, (ii) reimbursement for any unreimbursed business expenses incurred through the termination date and (iii) all other applicable payments or benefits to which Mr. Sodo is entitled under, and paid or provided in accordance with, the terms of any Company sponsored employee benefit plans) and any accrued but unpaid annual cash bonus for the year prior to the year of termination, if applicable. In addition, upon any such termination for death or Disability, the Promotion Cash Grant will become payable in full, and the Promotion Share Grant and any previously granted annual stock bonus will become fully vested and all restrictions thereon will lapse on the termination date, subject to the achievement of any applicable performance-vesting criteria prior to the termination date.
If Mr. Sodo’s employment with the Company should terminate during the term of the Employment Agreement at the election of the Company without Cause (as defined in the Employment Agreement), or upon a resignation by Mr. Sodo for Good Reason (as defined in the Employment Agreement), then the Company will pay Mr. Sodo (i) the Accrued Benefits, (ii) any accrued but unpaid annual cash bonus for the calendar year prior to the year in which termination occurs, and subject to signing a general release of claims, (iii) an amount equal to (y) twelve (12) months base salary plus (z) an amount equal to the target level of the annual cash bonus for the calendar year in which the termination occurs. Solely for purposes of calculating such severance payment, the target level of Mr. Sodo’s annual cash bonus will not be less than his annual base salary. In addition, upon any such termination without Cause or for Good Reason, the Promotion Cash Grant will become payable in full, and the Promotion Share Grant and any previously granted annual stock bonus will become fully vested and all restrictions thereon will lapse on the termination date, subject to the achievement of any applicable performance-vesting criteria prior to the termination date.
If Mr. Sodo’s employment with the Company should be terminated during the term of the Employment Agreement by the Company for Cause, by Mr. Sodo without Good Reason or upon the non-renewal of the term by either party, the Company will pay Mr. Sodo only the Accrued Benefits and the Company will have no further obligations to Mr. Sodo under the Employment Agreement.
Under the Employment Agreement, Mr. Sodo is subject to certain confidentiality, non-competition, non-solicitation, non-disparagement and other obligations.
The foregoing descriptions of the terms of Mr. Sodo’s agreement with the Company do not purport to be complete and are qualified in their entirety by reference to the Employment Agreement and the form of Indemnification Agreement, copies of which are attached to this report as Exhibits 99.1 and 99.2, respectively.
Interim Chief Executive Officer
As previously announced, on December 15, 2014, the Board appointed William G. Stanley, then the Company’s Lead Independent Director, to serve in the full-time positions of Interim Chief Executive Officer and Interim Chairman of the Board. While in this role, Mr. Stanley will receive $150,000 per month in lieu of any other cash retainers and cash fees. Mr. Stanley will continue to receive the equity retainer payable to directors and, at the end of the period in which the Company becomes current in its SEC reporting obligations, files its 2014 Annual Report on Form 10-K and completes the transition to a permanent Chief Executive Officer (the “Interim Period”), will be eligible to be considered for additional compensation, the form and amount of which, if any, shall be in the sole discretion of the Board (“Discretionary Compensation”).
Chief Accounting Officer
On January 13, 2015, the Company and Gavin Brandon entered into a new Employment Letter, effective as of October 28, 2014 (the “Employment Letter”). The Employment Letter, which supersedes the employment letter entered into between the Company and Mr. Brandon on December 16, 2014, provides for the same terms except as follows: (i) subject to the approval of the Company’s Board or the Compensation Committee of the Board, Mr. Brandon’s retention grant will be made within three (3) business days after the Company becomes current in its filings with SEC and has an effective Form S-8 available for such grant, and the retention grant will consist of a number of restricted shares or units of the Company’s common stock equal in value on the date of the grant to $200,000; and (ii) the vesting of Mr. Brandon’s retention grant, in the event of his termination by the Company without cause, will be subject to the achievement of the applicable performance-vesting criteria prior to the date of termination.
The foregoing descriptions of the terms of the Employment Letter do not purport to be complete and is qualified in its entirety by reference to the Employment Letter, a copy of which is attached to this report as Exhibit 99.3.
Item 8.01. Other Events.
On January 12, 2015, the Board also established compensation arrangements for independent directors who have substantially increased their time commitments and leadership responsibilities during the Interim Period.
Interim Lead Independent Director. On December 31, 2014, the Board appointed Thomas A. Andruskevich as the Interim Lead Independent Director while Mr. Stanley serves in his executive role. Mr. Andruskevich has committed to devote 70% of his business time to this position and to leading two initiatives: the search and transition process for a permanent Chief Executive Officer and permanent independent Chairman of the Board; and the Board’s oversight of the Company’s operations. While in this role, Mr. Andruskevich will receive $100,000 per month (commencing December 15, 2014) in lieu of the annual retainer of the Lead Independent Director and fees for any Board or committee meeting principally devoted to one or both initiatives. Mr. Andruskevich will receive all other Board and committee retainers and fees and, at the end of the Interim Period, will be eligible to be considered for Discretionary Compensation.
Audit Committee Members. The Board established interim compensation arrangements for two members of the Audit Committee, Messrs. Leslie D. Michelson and Bruce D. Frank, in recognition of their role and effort in overseeing the previously-announced Audit Committee investigation and the process of the Company becoming current in its SEC reporting obligations. For the period from September 7, 2014 through December 14, 2014 in the case of Mr. Michelson, and for the period from December 15, 2014 through the filing of the Company’s 2014 Annual Report on Form 10-K in the case of Mr. Frank, each will be entitled to receive $50,000 per month in lieu of Audit Committee meeting fees and the other fees referred to in the following sentence. During the period when Mr. Michelson or Mr. Frank is entitled to receive the fees described in the preceding sentence, the other will be entitled to receive, in addition to regular Audit Committee meeting fees, a fee of $2,500 (not subject to the daily meeting fee limit) for each day on which he attends one or more in-person or telephonic meetings with the Committee’s advisors or the Company’s independent auditor pertaining to the investigation or the process of the Company becoming current in its SEC reporting obligations. Each of Messrs. Michelson and Frank will receive all other Board and committee retainers and fees and, at the end of the Interim Period, will be eligible to be considered for Discretionary Compensation. On December 31, 2014, Mr. Frank became Chairman of the Audit Committee in a planned transition from Mr. Michelson.
Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1	Employment Agreement, dated as of January 9, 2015, between the Company and Michael Sodo (filed herewith)
99.2	Form of Indemnification Agreement entered into with Mr. Sodo (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed on December 3, 2014)
99.3	Employment Letter, dated as of January 13, 2015, between the Company and Gavin Brandon (filed herewith)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, each registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL PROPERTIES, INC.

By:	/s/ Richard A. Silfen
Name:	Richard A. Silfen
Title:	Executive Vice President, General Counsel and Secretary

ARC PROPERTIES OPERATING PARTNERSHIP, L.P. By: American Realty Capital Properties, Inc., its sole general partner

By:	/s/ Richard A. Silfen
Name:	Richard A. Silfen
Title:	Executive Vice President, General Counsel and Secretary

Date: January 15, 2015

Exhibit Index

Exhibit No.	Exhibit
99.1	Employment Agreement, dated as of January 9, 2015, between the Company and Michael Sodo (filed herewith)
99.2	Form of Indemnification Agreement entered into with Mr. Sodo (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed on December 3, 2014)
99.3	Employment Letter, dated as of January 13, 2015, between the Company and Gavin Brandon (filed herewith)